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                       Porter, Wright, Morris & Arthur LLP
                        5801 Pelican Bay Blvd., Suite 300
                              Naples, FL 34108-2709

                                                                       Exhibit 5

                               September 8, 2000

ISNI.net, Inc.
204 East McKenzie Street, Unit D
Punta Gorda, Florida  33950

Ladies and Gentlemen:

         With respect to the Registration Statement on Form SB-2 (the "Registration Statement") being filed by ISNI.net, Inc. (the "Company") under the Securities Act of 1933, as amended, relating to the registration of 7,161,000 common shares of the Company, $0.0001 par value (the "Shares"), we advise you as follows:

         We are counsel for the Company and have participated in the preparation of the Registration Statement. We have reviewed the Company's Certificate of Incorporation, as amended to date, the corporate action taken to date in connection with the Registration Statement and the issuance and sale of the Shares, and such other documents and authorities as we deem relevant for the purpose of this opinion.

         Based upon the foregoing, we are of the opinion that, upon compliance with the Securities Act of 1933, as amended, and with the securities or "Blue Sky" laws of the states in which the Shares are to be offered for sale, the Shares will be validly issued, fully paid, and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Experts" in the prospectus included in the Registration Statement.


                                         Very truly yours,

                                         /s/ Porter, Wright, Morris & Arthur LLP

                                         Porter, Wright, Morris & Arthur LLP


JS/MBMC